SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13d-2

                               (AMENDMENT NO. __)*

                                XENOPORT, INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   98411C10
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               DECEMBER 31, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

         [ ]   Rule 13d-1(b)
         [ ]   Rule 13d-1(c)
         [X]   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE     2  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ARCH Venture Fund IV, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                       [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

                               Page 2 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    3  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ARCH Entrepreneurs Fund, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

                               Page 3 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    4  OF     25  PAGES
          --------                                     ---------  ---------
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ARCH Venture Fund IVA, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                 [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

                               Page 4 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    5  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Healthcare Focus Fund, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

                               Page 5 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    6  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ARCH Venture Partners IV, LLC
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           OO
--------------------------------------------------------------------------------

                               Page 6 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    7  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ARCH Venture Partners V, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

                               Page 7 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    8  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ARCH Venture Partners V, LLC
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                  [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           OO
--------------------------------------------------------------------------------

                               Page 8 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    9   OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Steven Lazarus
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

                               Page 9 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    10  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Keith Crandell
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848

--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                 [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

                               Page 10 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    11  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Robert Nelsen
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                               [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

                               Page 11 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    12  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Clinton Bybee
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             1,340,848
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           1,340,848
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,340,848
--------------------------------------------------------------------------------
 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.79%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

                               Page 12 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    13  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


                                  SCHEDULE 13G

Item 1(a).  NAME OF ISSUER:  Xenoport, Inc. (the "Issuer").
            --------------

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            -----------------------------------------------
            3410 Central Expressway, Santa Clara, CA 95051.

Item 2(a).  NAMES OF PERSONS FILING: ARCH Venture Fund IV, L.P. ("ARCH
            Venture Fund IV"); ARCH Entrepreneurs Fund, L.P. ("ARCH Entrepreneurs Fund"); ARCH Venture Fund IVA, L.P. ("ARCH Venture Fund IVA"); ARCH Venture Partners IV, LLC ("AVP IV LLC"); Healthcare Focus Fund, L.P. ("Healthcare Focus Fund"); ARCH Venture Partners V, L.P. ("AVP V L.P."); and ARCH Venture Partners V, LLC ("AVP V LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            -----------------------------------------------------------
            8725 W. Higgins Road, Suite 290, Chicago, IL  60631.

Item 2(c).  CITIZENSHIP: ARCH Venture Fund IV, ARCH Entrepreneurs Fund,
            ARCH Venture Fund IVA, Healthcare Focus Fund and AVP V L.P. are limited partnerships organized under the laws of the State of Delaware. AVP IV LLC and AVP V LLC are limited liability companies organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value (the "Common Stock").

Item 2(e).  CUSIP NUMBER: 98411C10
            ------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

Item 4.     OWNERSHIP.
            ---------

            (a) Amount beneficially owned:

                  ARCH Venture Fund IV is the record owner of 697,925 shares of Common Stock as of December 31, 2005. ARCH Venture Fund IVA is the record owner of 269,216 shares of Common Stock as of December 31, 2005. ARCH Entrepreneurs Fund is the record owner of 18,740 shares of Common Stock as of December 31, 2005. Healthcare Focus Fund is the record owner of 354,967 Shares of Common Stock as of December 31, 2005 (the shares held of record by ARCH Venture Fund IV, ARCH Venture Fund IVA, ARCH Entrepreneurs Fund and Healthcare Focus Fund, the "Record Shares"). As their sole general partner, AVP IV LLC may be deemed to own the shares held of record by ARCH Venture Fund IV, ARCH Venture Fund IVA and ARCH Entrepreneurs Fund. As its sole general partner, AVP V LP, and its sole general partner AVP V LLC,


                               Page 13 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    14  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                  may be deemed to own the shares held of record by Healthcare Focus Fund. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each of the Reporting Entities may be deemed to share the power to direct the disposition and vote of the Record Shares. As managing directors of AVP IV LLC and AVP V LLC, each Managing Director may also be deemed to share the power to direct the disposition and vote of the Record Shares.

            (b)   Percent of class:

                  Each Reporting Person including the Managing Directors: 6.79%. The foregoing percentages are calculated based on the 19,744,147 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 3, 2006.

            (c)   Number of shares as to which the person has:

                   (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                        0 shares for each Reporting Person.

                  (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                        Each of the Reporting Persons:  1,340,848.

                 (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                        0 shares for each Reporting Persons.

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                        Each of the Reporting Person: 1,340,848.

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            --------------------------------------------

            Not Applicable.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Not Applicable.

Item 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR
            ---------------------------------------------------------------
            CONTROL PERSON.
            --------------
            Not Applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

                               Page 14 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    15  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------




            Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not Applicable.

Item 10.    CERTIFICATION.
            -------------

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Section 240.13d-1(b) nor Section 240.13d-1(c).


                               Page 15 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    16  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006

                                    ARCH VENTURE FUND IV, L.P.

                                    By:   ARCH Venture Partners IV, LLC
                                          its General Partner

                                          By:         *
                                               -------------------
                                               Steven Lazarus
                                               Managing Director

                                    ARCH ENTREPRENEURS FUND, L.P.

                                    By:   ARCH Venture Partners IV, LLC
                                          its General Partner

                                          By:         *
                                               -------------------
                                               Steven Lazarus
                                               Managing Director

                                    ARCH VENTURE FUND IVA, L.P.

                                    By:   ARCH Venture Partners IV, LLC
                                          its General Partner

                                          By:         *
                                               -------------------
                                               Steven Lazarus
                                               Managing Director

                                    ARCH VENTURE PARTNERS IV, LLC

                                    By:         *
                                         -------------------
                                         Steven Lazarus
                                         Managing Director


                               Page 16 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    17  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                                    HEALTHCARE FOCUS FUND, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:         *
                                                     -------------------
                                                     Managing Director

                                    ARCH Venture Partners V, L.P.

                                    By:   ARCH Venture Partners V, LLC
                                          Its General Partner

                                          By:         *
                                               -------------------
                                               Managing Director

                                    ARCH VENTURE PARTNERS V, LLC

                                    By:         *
                                         -------------------
                                         Managing Director

                                                *
                                    ------------------------
                                    Steven Lazarus

                                                *
                                    ------------------------
                                    Keith Crandell

                                                *
                                    ------------------------
                                    Robert Nelsen

                                                *
                                    ------------------------
                                    Clinton Bybee

* By: /s/Mark McDonnell
      ------------------
      Mark McDonnell as
      Attorney-in-Fact

------------------------------------------------------------------------------

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as EXHIBIT 2, EXHIBIT 3 and EXHIBIT 4, each incorporated herein by reference.


                               Page 17 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    18  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                                                      EXHIBIT 1

                                           AGREEMENT

      Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Xenoport, Inc.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 13, 2006

                                    ARCH VENTURE FUND IV, L.P.

                                    By:   ARCH Venture Partners IV, LLC
                                          its General Partner

                                          By:         *
                                               -------------------
                                               Steven Lazarus
                                               Managing Director

                                    ARCH ENTREPRENEURS FUND, L.P.

                                    By:   ARCH Venture Partners IV, LLC
                                          its General Partner

                                          By:         *
                                               -------------------
                                               Steven Lazarus
                                               Managing Director

                                    ARCH VENTURE FUND IVA, L.P.

                                    By:   ARCH Venture Partners IV, LLC
                                          its General Partner

                                          By:         *
                                               -------------------
                                               Steven Lazarus
                                               Managing Director

                                    ARCH VENTURE PARTNERS IV, LLC

                                    By:         *
                                         -------------------
                                         Steven Lazarus
                                         Managing Director


                               Page 18 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    19  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                                    HEALTHCARE FOCUS FUND, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:         *
                                                     -------------------
                                                     Managing Director

                                    ARCH Venture Partners V, L.P.

                                    By:   ARCH Venture Partners V, LLC
                                          Its General Partner

                                          By:         *
                                               -------------------
                                               Managing Director

                                    ARCH VENTURE PARTNERS V, LLC

                                    By:         *
                                         -------------------
                                         Managing Director

                                                *
                                    ------------------------
                                    Steven Lazarus

                                                *
                                    ------------------------
                                    Keith Crandell

                                                *
                                    ------------------------
                                    Robert Nelsen

                                                *
                                    ------------------------
                                    Clinton Bybee

* By: /s/Mark McDonnell
      ------------------
      Mark McDonnell as
      Attorney-in-Fact

------------------------------------------------------------------------------

This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as EXHIBIT 2, EXHIBIT 3 and EXHIBIT 4, each incorporated herein by reference.


                               Page 19 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    20  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                                                                       EXHIBIT 2

                               POWERS OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 27th day of September, 2004.

                                    ARCH VENTURE FUND IV, L.P.

                                    By:   ARCH Venture Partners IV, LLC
                                          its General Partner

                                          By:  /S/ KEITH CRANDELL
                                             ---------------------------
                                             Keith Crandell
                                             Managing Director

                                    ARCH ENTREPRENEURS FUND, L.P.

                                    By:   ARCH Venture Partners IV, LLC
                                          its General Partner

                                          By:  /S/ KEITH CRANDELL
                                             ---------------------------------
                                             Keith Crandell
                                             Managing Director

                                    ARCH VENTURE PARTNERS IV, LLC


                                          By:  /S/ KEITH CRANDELL
                                              --------------------------
                                              Keith Crandell
                                              Managing Director

                                    /S/ STEVEN LAZARUS
                                    ------------------------------
                                    Steven Lazarus

                               Page 20 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    21  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                                    /S/ KEITH CRANDELL
                                    ------------------------------
                                    Keith Crandell

                                    /S/ ROBERT NELSEN
                                    ------------------------------
                                    Robert Nelsen

                                    /S/ CLINTON BYBEE
                                    ------------------------------
                                    Clinton Bybee


                               Page 21 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    22  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------


                                                                       EXHIBIT 3

                               POWERS OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

                                    ARCH Venture Fund V, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:   /S/ KEITH CRANDELL
                                                      ------------------------
                                                      Managing Director

                                    ARCH Venture Fund III, L.P.

                                    By:   ARCH Venture Partners, LLc
                                          its General Partner

                                          By:   /S/ KEITH CRANDELL
                                             ---------------------------
                                                Managing Director



                               Page 22 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    23  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                                    ARCH Venture Fund II, L.P.

                                    By:   ARCH Management Partners II, L.P.
                                          Its General Partner

                                          By:   ARCH Venture Partners, L.P.
                                                Its General Partner

                                                By:   ARCH Venture Corporation
                                                      Its General Partner

                                                      By:   /S/ KEITH CRANDELL
                                                            --------------------
                                                            Managing Director

                                    ARCH V ENTREPRENEURS Fund V, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:   /S/ KEITH CRANDELL
                                                      ------------------------
                                                      Managing Director

                                    HEALTHCARE FOCUS FUND, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:   /S/ KEITH CRANDELL
                                                      ------------------------
                                                      Managing Director

                                    ARCH Venture Partners V, L.P.

                                    By:   ARCH Venture Partners V, LLC
                                          Its General Partner

                                          By:   /S/ KEITH CRANDELL
                                                ------------------------
                                                Managing Director


                               Page 23 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    24  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                                    ARCH VENTURE PARTNERS V, LLC

                                    By:   /S/ KEITH CRANDELL
                                          ------------------------
                                          Managing Director

                                    ARCH VENTURE PARTNERS, LLC

                                    By:   /S/ KEITH CRANDELL
                                          ------------------------
                                          Managing Director

                                    ARCH Management Partners II, L.P.

                                    By:   ARCH Venture Partners, L.P.
                                          its General Partner

                                          By:   ARCH Venture Corporation
                                                its General Partner

                                                By:   /S/ KEITH CRANDELL
                                                      ------------------------
                                                      Managing Director

                                    ARCH VENTURE PARTNERS, L.P.

                                    By:   ARCH Venture Corporation
                                          its General Partner

                                          By:   /S/ KEITH CRANDELL
                                                ------------------------
                                                Managing Director

                                    ARCH VENTURE CORPORATION

                                    By: /S/ KEITH CRANDELL
                                        --------------------
                                        Managing Director

                                    /S/ STEVEN LAZARUS
                                    ------------------------
                                    Steven Lazarus

                                    /S/ KEITH CRANDELL
                                    ------------------------
                                    Keith Crandell

                                    /S/ ROBERT NELSEN
                                    ------------------------
                                    Robert Nelsen

                                    /S/ CLINTON BYBEE
                                    ------------------------
                                    Clinton Bybee


                               Page 24 of 25 Pages

--------------------------                       -------------------------------
CUSIP NO. 98411C10                 13G             PAGE    25  OF     25  PAGES
          --------                                      ---------  ---------
--------------------------                        ------------------------------



                                                                       EXHIBIT 4

                               POWERS OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2006.

                                    ARCH VENTURE FUND IVA, L.P.

                                    By:   ARCH Venture Partners IV, LLC
                                          its General Partner

                                          By: _________________________
                                                 Keith Crandell
                                                 Managing Director


                               Page 25 of 25 Pages